Prospectus Supplement (To prospectus supplement dated August 18, 2010 and prospectus dated March 31, 2009)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158319

3,936,300 Shares

ZIONS BANCORPORATION

Common Stock

Pursuant to our Equity Distribution Agreements, each dated August 18, 2010, with Deutsche Bank Securities Inc. and Goldman, Sachs & Co., collectively referred to as our sales agents, which have been filed as exhibits to a report on Form 8-K with the Securities and Exchange Commission, or the SEC, on August 18, 2010 and are incorporated by reference herein, during the period from August 18, 2010 through September 30, 2010, we have sold, through our sales agents, an aggregate of 3,936,300 shares of our common stock, without par value, through ordinary brokers’ transactions on the Nasdaq Global Select Market, or Nasdaq, for an aggregate sales price of $75,499,254.92. At September 30, 2010, we could sell from time to time through our sales agents up to an additional $124,500,745.08 in aggregate offering price of our common stock under the Equity Distribution Agreements.

Our common stock is quoted on the Nasdaq under the symbol “ZION.” The last reported sale price of our common stock on Nasdaq on November 8, 2010 was $21.86 per share.

Gross proceeds to Zions Bancorporation	$75,499,254.92
Commissions	$1,132,488.82
Net proceeds to Zions Bancorporation (1)	$74,366,766.10

(1)	Excludes SEC filing fees and wiring fees

This prospectus supplement adds to, updates and changes information in, and should be read in conjunction with, the prospectus dated March 31, 2009 and the prospectus supplement dated August 18, 2010.

Investing in our common stock involves a high degree of risk. See “Risk Factors” section beginning on page S-5 of the prospectus supplement dated August 18, 2010.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any of our banks or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency.

Deutsche Bank Securities	Goldman, Sachs & Co.

The date of this prospectus supplement is November 9, 2010